Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

JANUARY 9, 2007

among

INTERNATIONAL ALUMINUM CORPORATION,

IAC HOLDING CO.

AND

IAL ACQUISITION CO.

i

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) entered into as of January 9, 2007, by and among INTERNATIONAL ALUMINUM CORPORATION, a California corporation (the “Company”), IAC HOLDING CO., a Delaware corporation (“Parent”), and IAL ACQUISITION CO., a California corporation (“Merger Subsidiary”).

WHEREAS, the respective Boards of Directors of the Company, Parent, and Merger Subsidiary have each determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable and fair to, and in the best interests of, their respective shareholders, and have each approved the merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement (the “Merger”); and

WHEREAS, as a condition and an inducement to the willingness of Parent to enter into this Agreement, certain shareholders of the Company have concurrently herewith entered into Support Agreement in substantially the form attached hereto as Exhibit A (“Support Agreement”), pursuant to which, among other things, such shareholders have agreed to vote the shares of Company Common Stock (as defined below) owned by them in favor of the approval and adoption of this Agreement and the approval of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING

SECTION 1.01  The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.02) Merger Subsidiary shall be merged with and into the Company in accordance with the California General Corporation Law (the “CGCL”).  Upon the Merger, the separate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall continue its existence under the CGCL.

SECTION 1.02  Effective Time.  Unless this Agreement is earlier terminated pursuant to the terms hereof, the Merger shall become effective at or following the Closing (as defined in Section 1.08) upon the filing with the Secretary of State of the State of California (the “Secretary of State”) of an agreement of merger and certificates of officers of the Company and Merger Subsidiary in accordance with the requirements of the CGCL (the “Certificate of Merger”).  When used in this Agreement, the term “Effective Time” means the date and time at which the Certificate of Merger is accepted by the Secretary of State for filing, or such later time as shall be set forth in the Certificate of Merger.

SECTION 1.03  Effects of the Merger. The Merger shall have the effects provided for in this Agreement and in Section 1107 of the CGCL.

SECTION 1.04  Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the parties or the holders of any of the following securities:

(a)           each issued and outstanding share of the Company’s common stock, par value $1.00 per share (“Company Common Stock”), owned by the Company as treasury stock or owned by any wholly owned subsidiary of the Company or by Parent, Merger Subsidiary or any other subsidiary of Parent, shall automatically be cancelled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;

(b)           each issued and outstanding share of Company Common Stock other than shares of Company Common Stock referred to in paragraph (a) above and other than any Dissenting Shares (as defined in Section 1.05) shall be converted into the right to receive an amount in cash, without interest, equal to $53.00 (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest; and

(c)           each issued and outstanding share of capital stock of Merger Subsidiary shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

SECTION 1.05  Dissenting Shares. (a) For purposes of this Agreement, “Dissenting Shares” means shares of the Company Common Stock held immediately prior to the Effective Time by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and with respect to which demand to the Company for purchase of such shares is duly made and perfected in accordance with Section 1301 of the CGCL and not subsequently and effectively withdrawn or forfeited.  Notwithstanding the provisions of Section 1.04(b) or any other provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or be exchangeable for the right to receive the Merger Consideration at or after the Effective Time, but shall entitle the holder thereof to receive such consideration as may be determined to be due to holders pursuant to the CGCL, unless and until the holder of such Dissenting Shares withdraws his or her demand for such appraisal in accordance with the CGCL or becomes ineligible for such appraisal.  If a holder of Dissenting Shares shall withdraw his or her demand for such appraisal or shall become ineligible for such appraisal (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder’s Dissenting Shares shall automatically be converted into and represent the right to receive the Merger Consideration, without interest, as provided in Section 1.04(b) and in accordance with the CGCL.

(b)           The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands.  The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

SECTION 1.06  Payment of Merger Consideration. (a) Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as disbursing agent (the “Disbursing Agent”) for the payment of the Merger Consideration upon surrender of certificates representing shares of Company Common Stock.  At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Disbursing Agent in trust for the benefit of the Company’s shareholders cash in an aggregate amount necessary to make the payments pursuant to Section 1.04(b) to holders of shares of Company Common Stock (such amounts being hereinafter referred to as the “Exchange Fund”). The Disbursing Agent shall invest the Exchange Fund, as the Surviving Corporation directs, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or commercial paper obligations receiving the highest rating from either Moody’s Investors Service, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or money market funds investing solely in a combination of the foregoing, provided that, in any such case, no such instrument shall have a maturity exceeding three months. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation. The Exchange Fund shall not be used for any purpose other than as provided in this Agreement.

(b)           Promptly after the Effective Time, the Surviving Corporation shall cause the Disbursing Agent to mail to each individual, corporation, limited liability company, partnership, association, joint venture, unincorporated organization, trust or any other entity, including a governmental authority (each a “Person”), who was a record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”), and whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.04, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent, and which shall be in such form and shall have such other customary provisions as Parent may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender to the Disbursing Agent of a Certificate, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the product of the number of shares of Company Common Stock represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.06, each Certificate (other than Certificates representing shares of Company Common Stock owned by any subsidiary of the Company, Parent, Merger Subsidiary or any other subsidiary of Parent and shares of Company Common Stock held in the treasury of the Company, which shall have been canceled as provided in Section 1.04(a), and other than Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive the Merger Consideration in cash multiplied by the number of shares of Company Common Stock evidenced by such Certificate, without any interest thereon.

(c)           From and after the Effective Time, there shall be no registration of transfers of shares of Company Common Stock which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificates shall be cancelled and exchanged for cash as provided in this Article I. At the close of business on the day of the Effective Time the stock ledger of the Company shall be closed.

(d)           If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Disbursing Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article I.

(e)           At any time more than six months after the Effective Time, the Surviving Corporation shall be entitled to require the Disbursing Agent to deliver to it any funds which had been made available to the Disbursing Agent and not disbursed in exchange for Certificates (including all interest and other income received by the Disbursing Agent in respect of all such funds). Thereafter, holders of shares of Company Common Stock shall look only to Parent (subject to the terms of this Agreement and abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Merger Consideration that may be payable, without interest, upon surrender of the Certificates held by them. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such time on which any payment in respect thereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation nor the Disbursing Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share of Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar law.

(f)            Parent, the Surviving Corporation and the Disbursing Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to a holder of shares of

Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign tax law.  To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 1.07  Treatment of Stock Options.

(a)           Effective immediately prior to the Effective Time, each then-outstanding Option (as defined in Section 4.02) to purchase shares of Company Common Stock, whether or not then vested or exercisable, shall constitute only the right to receive a cash amount equal to the Option Consideration (as defined below) for each share of Company Common Stock then subject to the Option.  As of the Effective Time, any Option with an exercise price greater than the Merger Consideration shall be canceled without consideration and be of no further force or effect.  After the Effective Time, the holders (the “Option Holders”) of Options shall receive in exchange for their Options consideration at a price (the “Option Consideration”) equal to the product of (i) the number of shares of Company Common Stock purchasable under such Option multiplied by (ii) the difference between the Merger Consideration and the exercise price per share of Company Common Stock purchasable under such Option.  Notwithstanding the foregoing, Parent or Merger Subsidiary shall be entitled to deduct and withhold from the Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law.

(b)           In the event any stock option agreement or other instrument evidencing the Options to be purchased pursuant to Section 1.07(a) shall have been lost, stolen or destroyed, upon the making and delivery to Parent of an affidavit, in form and substance reasonably satisfactory to Parent, to such effect by the Person claiming to be the owner of the Options evidenced by such lost, stolen or destroyed agreement or instrument, and provided that the Company’s records indicate that such Person is the owner of the Options evidenced by such lost, stolen or destroyed agreement or instrument, Parent or Merger Subsidiary, as the case may be, shall pay and deliver to such Person the Option Consideration deliverable in respect thereof in accordance with Section 1.07(a).

SECTION 1.08  The Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Troy & Gould Professional Corporation, 1801 Century Park East, 16th Floor, Los Angeles, California 90067, commencing at 9:00 A.M., local time, on the second business day following the satisfaction or waiver of all conditions set forth in Article VI or such other place and date as the parties may mutually determine (the “Closing Date”).  As soon as practicable following the Closing, the Company and Merger Subsidiary shall file with the Secretary of State the duly executed Certificate of Merger and such other documents as may be required by the CGCL, and the parties shall take all such other and further actions as may be required by law to make the Merger effective.

ARTICLE II

THE SURVIVING CORPORATION; DIRECTORS AND OFFICERS

SECTION 2.01  Articles of Incorporation. The Articles of Incorporation of Merger Subsidiary in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation, unless and until amended in accordance with applicable law and the terms of this Agreement.

SECTION 2.02  Bylaws.  The Bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation, unless and until amended in accordance with applicable law.

SECTION 2.03  Directors and Officers. The directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, subject to the right of the Board of Directors of the Surviving Corporation to appoint or replace officers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUBSIDIARY

Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that:

SECTION 3.01  Organization.  Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.  Each of Parent and Merger Subsidiary has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

SECTION 3.02  Authority; Non-Contravention; Approvals.  (a) Each of Parent and Merger Subsidiary has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite actions of the respective Boards of Directors and the shareholders of Parent and Merger Subsidiary.  This Agreement has been duly executed and delivered by each of Parent and Merger Subsidiary and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)           The execution, delivery and performance of this Agreement by each of Parent and Merger Subsidiary and the consummation of the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective certificate or articles of incorporation, bylaws or other charter documents of Parent or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Parent Required Statutory Approvals (as defined in Section 3.02(c)), or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (each a “Contract” and collectively “Contracts”) to which Parent or any of its subsidiaries is now a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of clause (i) of this paragraph (b) (solely to the extent such clause relates to organizational documents of Parent’s subsidiaries) and clauses (ii) and (iii) of this paragraph (b), such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests or encumbrances that would not reasonably be expected to have a Parent Material Adverse Effect (as hereinafter defined) and would not prevent or materially delay the consummation of the Merger.  In this Agreement, the term “Parent Material Adverse Effect” means any change, event, circumstance, development or occurrence that is materially adverse to (i) the business, financial condition or ongoing operations of Parent and its subsidiaries, taken as a whole, or (ii) the ability of Parent or any of its subsidiaries to consummate the Merger.

(c)           Except for (i) the filings by Parent required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) applicable filings, if any, with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) the filing of the Certificate of Merger with the Secretary of State in connection with the Merger (the filings and approvals referred to in clauses (i) through (iii) are collectively referred to as the “Parent Required Statutory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the valid execution and delivery of this Agreement by Parent or Merger Subsidiary or the consummation by Parent or Merger Subsidiary of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected to have a Parent Material Adverse Effect and would not materially delay the consummation of the Merger.

SECTION 3.03  Proxy Statement. None of the information to be supplied by Parent with respect to Parent, Merger Subsidiary or Parent’s other subsidiaries or its shareholders for inclusion in any proxy statement to be distributed in connection with the Company’s meeting of shareholders to vote upon this Agreement and the transactions contemplated hereby (the “Proxy Statement”) will, at the time of the mailing of the Proxy Statement and at the time of the meeting of shareholders of the Company to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 3.04  Ownership of Company Common Stock. Neither Parent, Merger Subsidiary nor any of Parent’s other subsidiaries beneficially owns any shares of Company Common Stock.

SECTION 3.05  Funding of Merger Consideration. Merger Subsidiary has obtained binding written commitment letters and related term sheets from financially responsible institutions, addressed to Merger Subsidiary, dated as of the date hereof, true and correct copies of which have been furnished to the Company for the debt financing to be used in connection with the transactions contemplated hereby (the “Financing”).  The commitment letters are in full force and effect and Parent has performed all of its obligations thereunder required to be performed on or prior to the date hereof.  From and after the satisfaction or waiver of the conditions to closing in Sections 6.01 and 6.03, Parent shall have available cash in an amount sufficient for Parent to pay the Merger Consideration and the Option Consideration and otherwise to consummate the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Subsidiary that, except as set forth in (i) the Company SEC Reports (as defined in Section 4.05) filed with the SEC prior to the date hereof and (ii) the disclosure schedule delivered to Parent by the Company concurrently herewith (the “Company Disclosure Schedule”), which shall be arranged in sections corresponding to the numbered sections of this Article IV, it being agreed that disclosure of any item on the Company Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Company Disclosure Schedule:

SECTION 4.01  Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly qualified and licensed to transact business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so organized, existing, qualified, licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect (as hereinafter defined). In this Agreement, the term “Company Material Adverse Effect” means any change, event, circumstance, development or occurrence (other than an effect arising out of or resulting from the entering into or the public announcement or disclosure of this Agreement and the transactions contemplated hereby) that, individually or in the aggregate, (i) has a material adverse effect on the business, financial condition or ongoing operations of the Company and its subsidiaries, taken as a whole, or (ii) has a material adverse effect on the Company’s ability to consummate the Merger.  True, accurate and complete copies of the Company’s Restated Articles of Incorporation and Bylaws, in each case, as in effect on the date hereof, including all amendments thereto, have heretofore been made available to Parent.

SECTION 4.02  Capitalization.  (a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 500,000 shares of preferred stock, par value $10 per share (“Company Preferred Stock”). As of January 2, 2007, (i) 4,308,119 shares of Company Common Stock were issued and outstanding, all of which shares were duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) no shares of Company Preferred Stock were issued and outstanding, and (iii) 5,000 shares of Company Common Stock were reserved for issuance upon exercise of outstanding stock options (the “Options”).  The outstanding shares of Company Common Stock were issued in compliance with all applicable securities laws.  Since January 2, 2007, except as permitted by this Agreement, (i) no shares of capital stock of the Company have been issued and (ii) no options, warrants or securities convertible into, or commitments with respect to the issuance of, shares of capital stock of the Company have been issued, granted or made.

(b)           Section 4.02(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all holders of Options, indicating with respect to each Option, the number of shares of Company Common Stock subject to such Option, the exercise price, the date of grant, and the expiration date thereof.  The Company has delivered or made available to Parent accurate and complete copies of all Company stock plans, the standard forms of stock option agreement evidencing Options, and any stock option agreements evidencing an Option that deviates in any material manner from the Company’s standard forms of stock option agreement.

(c)           Except for the Options, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its subsidiaries.  There are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company.

SECTION 4.03  Subsidiaries. Each direct and indirect subsidiary of the Company is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and each subsidiary of the Company is duly qualified and licensed to transact business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except, in all cases, where the failure to be so organized, existing, qualified, licensed and in good standing or to have such power and authority would not reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock of each subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly, or indirectly through other subsidiaries, by the Company. There are no outstanding subscriptions, options, warrants, rights, calls, contracts, commitments, understandings, restrictions or arrangements relating to the issuance or sale with respect to any shares of capital stock of any subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement. For purposes of this Agreement, the term “subsidiary” means, with respect to any specified Person (the “Owner”), any other Person of which more than 50% of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other governing body thereof is at the time owned or controlled, directly or indirectly, by such Owner or one or more of the other subsidiaries of such Owner.

SECTION 4.04  Authority; Non-Contravention; Approvals. (a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Shareholders’ Approval (as defined in Section 4.18), to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of the Company.  No other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or, except for the Company Shareholders’ Approval, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Merger Subsidiary, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)           The Company Board of Directors, at a meeting duly called and held, has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (ii) resolved to recommend that shareholders of the Company adopt this Agreement and approve the transactions contemplated hereby.

(c)           The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, contractually require any offer to purchase or any prepayment of any debt, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective articles of incorporation, bylaws or other charter documents of the Company or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Company Required Statutory Approvals (as defined in Section 4.04(d)) and the Company Shareholders’ Approval, or (iii) any Contract to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of clause (i) of this paragraph (b) (solely to the extent such clause relates to organizational documents of the Company’s subsidiaries) and clauses (ii) and (iii) of this paragraph (b), such violations, conflicts, breaches, defaults, terminations, accelerations, contractual requirements or creations of liens, security interests or encumbrances that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

(d)           Except for (i) the filings by the Company required by the HSR Act, (ii) the filing of the Proxy Statement and other applicable filings, if any, with the SEC pursuant to the Exchange Act, (iii) the filing of the Certificate of Merger with the Secretary of State in connection with the Merger, and (iv) any filings with or approvals from authorities required solely by virtue of the jurisdictions in which Parent or its subsidiaries conduct any business or own any assets (the filings and approvals referred to in clauses (i) through (iv) and those disclosed in Section 4.04(c) of the Company Disclosure Schedule are collectively referred to as the “Company Required Statutory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

SECTION 4.05  Reports and Financial Statements.

(a)           Since January 1, 2003, the Company has filed with the SEC all material forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) (the “Company SEC Reports”) required to be filed by it under each of the Securities Act of 1933, as amended, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed, or amended, in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. As of their respective dates, the Company SEC Reports filed with the SEC prior to the date hereof did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Report filed with the SEC prior to the date hereof.

(b)           The audited consolidated financial statements and unaudited financial statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal years ended June 30, 2005 and June 30, 2006, respectively, and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006 (collectively, the “Company Financial Statements”), have been prepared in accordance with generally accepted accounting principles (except, with respect to any unaudited financial statements, as permitted by applicable SEC rules or requirements) applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates thereof and the results of their consolidated operations and changes in financial position for the periods then ended (subject in the case of any unaudited interim financial statements, to normal year-end adjustments).

SECTION 4.06  Sarbanes-Oxley Act; Internal Accounting Controls.  The Company is in material compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002.  The Company and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company’s certifying officers have evaluated the effectiveness of its controls and procedures as of the date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in the Company’s internal controls or, to the Company’s knowledge, in other factors that could adversely affect the Company’s internal controls.

SECTION 4.07  Absence of Undisclosed Liabilities. Neither the Company nor any of its subsidiaries had at June 30, 2006, or has incurred since that date and as of the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (ii) which were incurred after June 30, 2006 in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof in the ordinary course of business, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied.

SECTION 4.08  Absence of Certain Changes or Events. Since June 30, 2006, (a) except with respect to the transactions contemplated by this Agreement, the Company has carried on and operated its businesses in all material respects in the ordinary course of business and (b) there have not been any changes, events, circumstances, developments or occurrences that would reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.09  Litigation; Government Investigations.  There are no material claims, suits, actions, proceedings, arbitrations or other actions pending or, to the knowledge of the

Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.  To the knowledge of the Company, no material investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same.  Except as may be entered into with Parent’s prior written consent in connection with Section 5.11, neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, or any settlement agreement or stipulation, which as of the date hereof prohibits the consummation of the transactions contemplated hereby or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

SECTION 4.10  Proxy Statement. None of the information to be supplied by the Company or its subsidiaries or shareholders for inclusion in the Proxy Statement will, at the time of the mailing thereof or any amendments or supplements thereto, or at the time of the meeting of shareholders of the Company to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply, as of its mailing date, as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied by Parent, Merger Subsidiary or any shareholder of Parent for inclusion therein.

SECTION 4.11  No Violation of Law.  Neither the Company nor any of its subsidiaries is in violation of or has been given written (or, to the knowledge of the Company, oral) notice of any violation of any law, statute, order, rule, regulation, ordinance or judgment (other than any Environmental Law, which is the subject of Section 4.16) of any governmental or regulatory body or authority, except for violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.  The Company and its subsidiaries are not in violation of the terms of any permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the “Company Permits”), except for delays in filing reports or violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

SECTION 4.12  Material Contracts; Compliance with Contracts.  (a) Section 4.12(a) of the Company Disclosure Schedule includes a list of each contract, agreement, license, arrangement or understanding to which the Company is a party or by which the Company or its assets are bound or affected as of the date hereof (each, a “Material Contract”),

(i)            which is required to be disclosed in the Company SEC Reports,
(ii)           pursuant to which payments in excess of $250,000 are required or acceleration of benefits is required upon a change of control of the Company,

(iii)          which requires the consent or waiver of a third party prior to the Company consummating the transactions contemplated hereby and otherwise would constitute a Material Contract,
(iv)          which constitutes a lease of real property,
(v)           which involves consideration received or paid by the Company in excess of $250,000 for the twelve-month period ending June 30, 2006, or is reasonably likely to result in the receipt or payment by the Company in the ordinary course of its business of consideration, to the knowledge of the Company, in excess of $250,000 in the twelve-month period following the date of this Agreement, or
(vi)          which relates to (A) any acquisition by or from the Company or any subsidiary, or any grant by or to the Company or any subsidiary, of any right, title or interest in, under or to any Intellectual Property (as defined in Section 4.19), including Intellectual Property Licenses (as defined in Section 4.19), contracts, agreements, arrangements or understandings or (B) any covenant not to sue granted by the Company or any subsidiary to any Person or granted by any Person to the Company or any subsidiary for the benefit of the Company or such subsidiary, as the case may be, with respect to any Intellectual Property, all of which Intellectual Property in clauses (A) and (B) is material to the Company and its subsidiaries, taken as a whole, other than standardized nonexclusive licenses obtained by the Company in the ordinary course of business.

Notwithstanding anything set forth in (v) above, the Company shall not be required to include on Section 4.12(a) of the Company Disclosure Schedule nonexclusive distribution, reseller, license out and similar agreements whereby the Company or any subsidiary sells its products to a third party and grants a license or otherwise authorizes or permits such third party to use the Company’s or such subsidiary’s trademarks for such products in connection with such third party’s marketing, distribution, sales and other commercialization efforts related to such products, provided that although such agreements are not required to be listed on Section 4.12(a) of the Company Disclosure Schedule, such agreements shall nevertheless constitute Material Contracts to the extent the Intellectual Property that is the subject of such agreements is material to the Company and its subsidiaries, taken as a whole, and provided further that the Company has delivered or made available to Parent a complete and accurate copy of each such agreement.

(b)           With respect to each Material Contract (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) neither the Company nor any of its subsidiaries is in material breach or violation of or in material default in the performance or observance of any term or provision of, and, to the knowledge of the Company, no event has occurred which, with lapse of time or action by a third party, would result in a default under, any Contract to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject.

SECTION 4.13  Taxes. (a) The Company and its subsidiaries have timely (i) filed with the appropriate governmental authorities all material Tax Returns (as defined below) required to be filed by them, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or reserved in accordance with generally accepted accounting principles on the Company Financial Statements all Taxes (as defined below) required to be paid.  Neither the Company nor any of its subsidiaries has requested an extension of time within which to file a material Tax Return which has not been since filed.  There are no liens for Taxes upon any property or asset of the Company or any subsidiary thereof, other than liens for Taxes not yet due or Taxes contested in good faith by appropriate proceedings or that are otherwise not material and reserved against in accordance with generally accepted accounting principles. No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its subsidiaries, which has not been fully paid or adequately reserved in the Company SEC Reports, and there are no material unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the “IRS”) or any other governmental taxing authority with respect to Taxes of the Company or any of its subsidiaries.  Neither the Company nor its subsidiaries has agreed to an extension of time with respect to a Tax deficiency, other than extensions which are no longer in effect. Neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly owned subsidiary of the Company, other than agreements the consequences of which are fully and adequately reserved for in the Company Financial Statements. The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the five-year period ending on the date hereof.

(b)           The Company and each of its subsidiaries have withheld or collected and have paid over to the appropriate governmental entities (or are properly holding for such payment) all Taxes required to be collected or withheld, including with respect to amounts paid or owed to any employee, independent contractor, shareholder, or other third party.

(c)           For purposes of this Agreement, “Tax” (including, with correlative meaning, the terms “Taxes”) means all federal, state, local and foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, payroll, sales, employment, unemployment, disability, social security, occupation, use, property, withholding, excise, production, value added, occupancy, capital, ad valorem, transfer, inventory, license, customs duties, fees, assessments and charges of any kind whatsoever and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, fines and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and includes any liability for Taxes of another Person by Contract, as a transferee or successor, under Treas. Reg. 1.1502-6 or analogous state, local or foreign law provision or otherwise, and “Tax Return” means any return, report, claim for refund, estimate, information return or statement or other similar document (including attached schedules) relating to or required to be filed with respect to any Tax, including, any information return, claim for refund, amended return or declaration of estimated Tax.

SECTION 4.14  Employee Benefit Plans; ERISA; Employment Agreements. (a) The Company SEC Reports set forth or refer to each employee or director benefit plan, arrangement or agreement (other than immaterial plans, arrangements or agreements), including any (i) employment agreement or indemnification agreement, as well as (ii) any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), or bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (excluding any multi-employer plans as defined in Section 3(37) of ERISA (a “Multi-employer Plan”)) and any multiple employer plan within the meaning of Section 413(c) of the Code) that is sponsored, maintained or contributed to by the Company or any of its subsidiaries or by any trade or business, whether or not incorporated, all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA, or with respect to which the Company or any such subsidiary or trade or business has any liability (the “Company Plans”).

(b)           (i) There have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the Company Plans that could result in penalties, taxes or liabilities which would reasonably be expected to have a Company Material Adverse Effect, (ii) no Company Plan is subject to Title IV of ERISA, (iii) each of the Company Plans has been operated and administered in accordance with applicable laws during the period of time covered by the applicable statute of limitations, except for failures to comply which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (iv) each of the Company Plans which is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter from the IRS and such determination letter has not been revoked by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the “qualified” status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired, (v) to the knowledge of the Company, there are no pending or threatened claims involving any of the Company Plans other than claims for benefits in the ordinary course or claims which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (vi) no Company Plan provides post-retirement medical benefits to employees or directors of the Company or its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable law, (vii) all material contributions or other amounts payable by the Company or its subsidiaries as of the date hereof with respect to each Company Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles, (viii) with respect to each Multi-employer Plan contributed to by the Company, to the knowledge of the Company, as of the date hereof, none of the Company or any of its subsidiaries has received any notification that any such Multi-employer Plan is in reorganization, has been terminated or is insolvent, (ix) the Company and its subsidiaries have complied in all respects with the Worker Adjustment and Retraining Notification Act, except for failures which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, and (x) no act, omission or transaction has occurred with respect to any Company Plan that has resulted or could result in any liability of the Company or any subsidiary under Sections 409,

502(c) or 502(l) of ERISA or Chapter 43 of Subtitle (A) of the Code, except for liabilities which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(c)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, or could reasonably be expected to, (i) result in any material payment (including severance or “excess parachute payment” (within the meaning of Section 280G of the Code)) becoming due to any director or employee of the Company or any of its subsidiaries under any Company Plan or any Contract, (ii) materially increase any benefits otherwise payable under any Company Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(d)           The Company and its subsidiaries are not a party to or bound by any employment, consulting, termination, severance or similar agreement with any individual officer, director or employee of the Company or any of its subsidiaries or any agreement pursuant to which any such Person is entitled to receive any benefits from the Company or its subsidiaries upon the occurrence of a change in control of the Company.

SECTION 4.15  Labor Controversies.  There are no significant controversies pending or, to the knowledge of the Company, threatened between the Company or its subsidiaries and any representatives (including unions) of any of their employees, and to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the presently unorganized employees of the Company or its subsidiaries. The Company and its subsidiaries are not subject to any union agreements that, upon effectiveness of the Merger, would be binding upon Parent or any of its subsidiaries other than the Company and its subsidiaries.

SECTION 4.16  Environmental Matters.  (a) Except as disclosed in Section 4.16(a) of the Company Disclosure Schedule, (i) the Company and its subsidiaries have conducted and are conducting their respective businesses in compliance with all applicable Environmental Laws (as defined below), which compliance includes obtaining, maintaining in good standing and complying with all permits, licenses and other governmental approvals and authorizations required under Environmental Laws for the operation of their respective businesses, (ii) none of the properties owned or, to the knowledge of the Company, leased by the Company or any of its subsidiaries contain any Hazardous Substances (as defined below) in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) neither the Company nor any of its subsidiaries has received any written notices, demand letters or requests for information, or to the Company’s knowledge, any other notice from any Federal, state, local or foreign governmental entity or Person indicating that the Company or any of its subsidiaries is or may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, including any real property owned or leased by or for the Company or any subsidiary, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened against the Company or any of its subsidiaries relating to any violation, or alleged violation, of or liability or alleged liability under any Environmental Law, (v) no Hazardous Substance has been disposed of, released or transported in violation of or in a manner reasonably expected to give rise to liability under any applicable Environmental Law from any properties owned or operated by the Company or any of its subsidiaries, (vi) neither the Company, its subsidiaries nor any of their respective properties are subject to any liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or the presence or release of any Hazardous Substances, and (vii) to the knowledge of the Company, no facts, circumstances or conditions currently exist with respect to the Company or any subsidiary, any real property currently or formerly owned, operated or leased by or for the Company or any subsidiary or at any real property which the Company or any subsidiary arranged for the disposal or treatment of Hazardous Substances that would reasonably be expected to result in the Company and its subsidiaries incurring any liabilities under Environmental Laws, except for such matters in the foregoing clauses (i) through (vii) that would not reasonably be expected, individually or in the aggregate, to result in the Company and its subsidiaries incurring liabilities which would be material to the Company and its subsidiaries, taken as a whole.

(b)           Except as disclosed in Section 4.16(b) of the Company Disclosure Schedule, the transactions contemplated hereunder do not require any approval from any governmental authority under Environmental Laws necessary to close the transactions, including approval under environmental property transfer laws.

(c)           The Company has made available to Parent true, correct and complete copies of all material environmental assessments, investigations, analyses or reports relating to any real property currently or formerly owned, operated or leased by or for the Company or any of its subsidiaries, as well as all material communications and documentation relating to any outstanding or threatened material liabilities under Environmental Laws, to the extent in the possession, custody or control of the Company.

(d)           As used herein, the following terms have the following definitions (i) ”Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, requirement or binding agreement of or with any governmental entity or other legal requirement (including common law) relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances or wastes, in each case as amended and as in effect at the Effective Time. The term “Environmental Law” includes the Federal Comprehensive Environmental Response Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, each as amended and as in effect before or at the Effective Time; and (ii) “Hazardous Substance” means any substance, material or waste presently regulated as hazardous, toxic or radioactive or pollutant or contaminant under any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde foam insulation, lead-based paint or polychlorinated biphenyls.

SECTION 4.17  Title to Assets. The Company and each of its subsidiaries has good title to all its real property and to all its leasehold interests and other properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) liens for current Taxes, payments of which are not yet delinquent or are being disputed in good faith by appropriate proceedings, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company’s business operations (in the manner presently carried on by the Company), or (iii) for such matters which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.  With respect to real property leased by the Company, the Company is entitled to and has exclusive possession of such leased properties, and the leased properties are not subject to any other legally binding lease, tenancy, license or easement of any kind that materially interferes with the Company’s use of the leased properties as currently used.  To the knowledge of the Company, all leases under which the Company or any of its subsidiaries leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and, to the knowledge of the Company, there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than failures to be in good standing, valid and effective and defaults under such leases which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

SECTION 4.18  Company Shareholders’ Approval.  The only vote of the holders of any class or series of capital stock of the Company or any of its subsidiaries required for approval of this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Shareholders’ Approval”).  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

SECTION 4.19  Intellectual Property.  (a) As used in this Agreement, the following capitalized terms have the meanings indicated below.

(i)            “Company Intellectual Property” means all Intellectual Property used in or necessary for the conduct of the business of the Company or any of its subsidiaries, or owned or held for use by the Company or any of its subsidiaries;

(ii)           “Company Technology” means all Technology used in or necessary for the conduct of the business of the Company or any of its subsidiaries, or owned or held for use by the Company or any of its subsidiaries;

(iii)          “Intellectual Property” means all intellectual property rights and related priority rights, arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including: (A) all patents and patent applications, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (B) all trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (C) all Internet domain names; (D) all copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof (collectively, “Copyrights”); and (E) all confidential and proprietary information or non-public discoveries, concepts, ideas, research and development, technology, know-how, formulae, inventions, trade secrets, compositions, processes, techniques, technical data and information, procedures, designs, drawings, specifications, databases, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”);

(iv)          “Intellectual Property License” means (A) any grant by the Company to another Person of any license, sublicense, right, permission, consent or non-assertion relating to or under any Company Intellectual Property and/or Company Technology; and (B) any grant by another Person to the Company of any license, sublicense, right, permission, consent or non-assertion relating to or under any Intellectual Property and/or Technology owned by a third Person;

(v)           “Software” means any and all: (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (D) all documentation, including user manuals and other training documentation, related to any of the foregoing; and

(vi)          “Technology” means all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other embodiments of any of the foregoing, in any form or media whether or not specifically listed herein, and all related technology used in, incorporated in, embodied in, displayed by or related to, or used in connection with, any of the foregoing.

(b)           Section 4.19(b) of the Company Disclosure Schedules sets forth an accurate and complete list of all issued Patents and pending Patent applications, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights, and Internet domain names owned or filed by the Company or any of its subsidiaries.  Section 4.19(b) of the Company Disclosure Schedules lists (i) the record owner of each such item of Intellectual Property and (ii) the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed.

(c)           The Company or one of its subsidiaries is the sole and exclusive owner of, or has valid and continuing rights to use, sell, license and otherwise commercially exploit, as the case may be, all Company Intellectual Property, Company Technology and Intellectual Property licensed to the Company or any of its subsidiaries under the Intellectual Property Licenses as the same is used, sold, licensed and otherwise commercially exploited by the Company or its subsidiaries in the business as presently conducted, free and clear of all liens, encumbrances and security interests.  The Company Intellectual Property, the Company Technology and the Intellectual Property licensed to the Company under the Intellectual Property Licenses include all of the Intellectual Property and Technology necessary and sufficient to enable the Company to conduct the business in the manner in which such business is currently being conducted.  Neither the Company nor any of its subsidiaries own any proprietary software.

(d)           The Company Intellectual Property, the Company Technology, the development, manufacturing, licensing, marketing, importation, offer for sale, sale or use of any products and services in connection with the business as presently conducted, and the present business practices, methods and operations of the Company do not infringe, dilute, constitute an unauthorized use or misappropriation of, or violate any Intellectual Property, Technology or other right of any Person.  To the knowledge of the Company, no Person is infringing, diluting, violating, misusing or misappropriating any Company Intellectual Property or Company Technology, and no claims of infringement, dilution, violation, misuse or misappropriation of any Company Intellectual Property or Company Technology have been made against any Person by the Company.

(e)           The Company and its subsidiaries have taken adequate security measures to protect the confidentiality and value of all Trade Secrets and any other material non-public, proprietary information of the Company and its subsidiaries (and any confidential information owned by a third Person to whom the Company or any of its subsidiaries has a confidentiality obligation) which measures are reasonable in the industry in which the business operates.  Each Company Employee, consultant and independent contractor involved in the creation or development of any products, services, Intellectual Property or Technology related to the business of the Company or any of its subsidiaries has entered into a written non-disclosure and invention assignment agreement with the Company or one of its subsidiaries in a form provided to Parent prior to the date hereof.

(f)            As of the date hereof, the Company and its subsidiaries are not the subject of any pending or, to the knowledge of the Company, threatened legal proceedings that involve a claim of infringement, unauthorized use, misappropriation, dilution or violation by any Person against the Company or any of its subsidiaries or challenging the ownership, use, validity or enforceability of any Company Intellectual Property, Company Technology or Intellectual Property licensed to the Company or any of its subsidiaries under any of the Intellectual Property Licenses.  The Company and its subsidiaries have not received written (including by electronic mail) notice of any such threatened claim.  The Company Intellectual Property and the Company

Technology, and all of the Company’s and its subsidiaries’ rights in and to the Company Intellectual Property, the Company Technology and the Intellectual Property licensed to the Company and its subsidiaries under the Intellectual Property Licenses, are valid and enforceable.

(g)           The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Surviving Corporation’s right to own or use any of the Company Intellectual Property or Company Technology.  Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant of any license or other rights with respect to any Company Intellectual Property or Company Technology to any third Person pursuant to any Contract to which the Company or any of its subsidiaries is a party or by which any assets or properties of the Company or any of its subsidiaries is bound.

SECTION 4.20  Insurance.  Section 4.20 of the Company Disclosure Schedule sets forth each insurance policy maintained by the Company and its subsidiaries as of the date hereof and each general liability, umbrella and excess liability policy maintained by the Company and its subsidiaries since 1993 (each, an “Insurance Policy”).  Each Insurance Policy is in full force and effect with respect to the period covered and is valid, outstanding and enforceable, and all premiums or installment payments of premiums, as applicable, due thereon have been paid in full. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the knowledge of the Company, indicated any intent to do so or not to renew any such policy.  To the knowledge of the Company, all material claims under the Insurance Policies have been filed in a timely fashion.

SECTION 4.21  Certain Payments.  The Company has not, nor to the knowledge of the Company, has any director, officer, agent or employee of the Company, or any other Person, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any entity or Person, private or public, regardless of form, whether in money, property or services, in material violation of any applicable law.

SECTION 4.22  Brokers and Finders.  The Company has not entered into any Contract with any Person or firm which may result in the obligation of the Company to pay any investment banking fees, finder’s fees or brokerage fees in connection with the transactions contemplated hereby, other than fees payable to Citigroup Global Markets, Inc. (the “Company Financial Advisor”).  A true, correct and complete copy of the fee agreement with the Company Financial Advisor has been made available to Parent, and the Company has provided to Parent a true, correct and complete copy of any and all other engagement or retention agreements with outside legal counsel, financial advisors or other advisors, to which the Company is a party and which are related to the transactions contemplated hereby.

SECTION 4.23  Opinion of Financial Advisor.  The Company Board of Directors has received the signed opinion of Company Financial Advisor, dated the date of this Agreement (the “Financial Advisor Opinion”), to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received by the Company’s shareholders (other than certain affiliates of the Company) in the Merger is fair to such holders from a financial point of view.  A true and complete copy of such Financial Advisor Opinion has been furnished for informational purposes only to Parent, and such Financial Advisor Opinion has not been withdrawn, revoked or modified.

ARTICLE V

COVENANTS

SECTION 5.01  Conduct of Business by the Company Pending the Merger. Except as otherwise contemplated by this Agreement or disclosed in the Company Disclosure Schedule, after the date hereof and until the Effective Time or earlier termination of this Agreement, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld or delayed), the Company and its subsidiaries shall:

(a)           conduct their respective businesses in the ordinary course of business consistent with past practice;

(b)           not (i) amend or propose to amend their respective articles of incorporation, bylaws or other charter documents, (ii) split, combine, subdivide or reclassify any shares of their outstanding capital stock, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, or make any other distribution in respect of any shares of its or its subsidiaries’ capital stock, except for (x) the payment of the Company’s regular quarterly dividend of $0.30 per share, and (y) the payment of dividends or distributions to the Company or a wholly owned subsidiary of the Company by a direct or indirect wholly owned subsidiary of the Company, or (iv) repurchase, redeem or otherwise acquire, or modify or amend, any shares of the capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(c)           not issue, sell, pledge, grant or dispose of, or agree to issue, sell, pledge, grant or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that the Company may issue shares upon the exercise of Options outstanding on the date hereof;

(d)           not (i) incur or become contingently liable with respect to any indebtedness for borrowed money, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding Options pursuant to the terms thereof, (iii) make any acquisition of any capital stock, assets or businesses of any other Person other than expenditures for current assets in the ordinary course of business consistent with past practice and expenditures for fixed or capital assets in the ordinary course of business consistent with past practice, (iv) sell, pledge, dispose of or encumber any assets or businesses that are material to the Company and its subsidiaries taken as a whole, except (A) sales, leases, rentals and licenses in the ordinary course of business consistent with past practice, (B) pursuant to Contracts that are in force at the date of this Agreement and are disclosed in the Company Disclosure Schedules hereto, (C) dispositions of obsolete or worthless assets or (D) transfers among the Company and its subsidiaries, or (v) enter into any binding Contract with respect to any of the foregoing;

(e)           use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees,

and preserve the goodwill and business relationships with customers and others having business relationships with them, other than as expressly permitted by the terms of this Agreement;

(f)            not enter into, amend, modify or renew any employment, consulting, severance or similar agreements with, pay any bonus or grant any increase in salary, wage or other compensation or any increase in any employee benefit to, any directors, officers or employees of the Company or its subsidiaries, except in each such case (i) as may be required by applicable law, (ii) to satisfy obligations existing as of the date hereof pursuant to the terms of Contracts that are in effect on the date hereof or (iii) in the ordinary course of business consistent with past practice;

(g)           not enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of any directors, officers or employees of the Company or its subsidiaries, except, in each such case (i) as may be required by applicable law or pursuant to the terms of this Agreement, (ii) to satisfy obligations existing as of the date hereof pursuant to the terms of Contracts that are in effect on the date hereof, including pursuant to any collective bargaining agreement, or (iii) in the ordinary course of business consistent with past practice;

(h)           except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date hereof or as expressly provided by this Agreement, not accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

(i)            not make capital expenditures or enter into any binding commitment or Contract to make capital expenditures, except (i) capital expenditures which the Company or its subsidiaries are currently committed to make, (ii) capital expenditures consistent with the estimated amounts disclosed in the Company SEC Reports, (iii) capital expenditures for emergency repairs and other capital expenditures necessary in light of circumstances not anticipated as of the date of this Agreement which are necessary to avoid significant disruption to the Company’s business or operations consistent with past practice (and, if reasonably practicable, after consultation with Parent), and (iv) repairs and maintenance in the ordinary course of business;

(j)            not make, change or revoke any material Tax election unless required by law or make any agreement or settlement with any taxing authority regarding any material amount of Taxes or which would reasonably be expected to materially increase the obligations of the Company or the Surviving Corporation to pay Taxes in the future;

(k)           not make any changes in financial or Tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in generally accepted accounting principles or applicable law;

(l)            not adopt a plan or agreement of complete or partial liquidation or dissolution;

(m)          not pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) of any such material claims, material liabilities or material obligations in the ordinary course of business consistent with past practice or (B) of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) contained in the Company SEC Reports;

(n)           not agree to the settlement of any claim, litigation, investigation or other action that is material to the Company and its subsidiaries, taken as a whole;

(o)           not enter into any agreement, understanding or commitment that restrains, limits or impedes the ability of the Company or any of its subsidiaries to compete with or conduct any business or line of business, including geographic limitations on the activities of the Company or any of its subsidiaries;

(p)           not materially modify or amend, or terminate any Material Contract, or waive, relinquish, release or terminate any material right or material claim, or enter into any contract or agreement that would have been a Material Contract if it had been in existence at the time of the execution of this Agreement; and

(q)           not agree to take any of the foregoing actions.

SECTION 5.02  Acquisition Proposals.  (a)  After the date hereof and until the Effective Time or earlier termination of this Agreement, the Company shall, and shall cause its and its subsidiaries’ respective directors, officers and investment bankers, attorneys, accountants, financial advisors and other advisors, agents or representatives (collectively, “Representatives”) to, (i) cease any discussions or negotiations that may be ongoing as of the date of this Agreement with any Person with respect to an Acquisition Transaction (as defined below) and (ii) request the prompt return or destruction of all confidential information relating to the Company or any of its subsidiaries previously furnished to such Person.

(b)           After the date hereof and until the Effective Time or earlier termination of this Agreement, the Company shall not, and shall not permit any of its subsidiaries or Representatives to, directly or indirectly, (i) initiate, solicit, induce, negotiate, encourage or provide non-public or confidential information to facilitate any inquiry that constitutes, or may reasonably be expected to lead to, a proposal or offer to acquire, in one or any series of transactions with such Person (other than Parent and its subsidiaries), any (A) acquisition of assets of the Company and its subsidiaries (including securities of subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 15% or more of the outstanding Company Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the outstanding Company Common Stock or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company; in each case, other than the transactions contemplated by this Agreement (any such transactions being referred to herein as an “Acquisition Transaction”); or (ii) enter into, continue or otherwise participate in any discussions or negotiations with any third party regarding, or furnish to any Person any non-public information or data, or afford access to the properties, books or records of the Company or any of its subsidiaries, with respect to, any inquiries that constitute, or may reasonably be expected to lead to, an Acquisition Transaction, or otherwise knowingly facilitate any effort to attempt to make or implement any Acquisition Transaction.

(c)           Notwithstanding anything in this Agreement to the contrary, (i) prior to receipt of the Company Shareholders’ Approval, the Company may, in response to a bona fide written offer or proposal with respect to a potential or proposed Acquisition Transaction (“Acquisition Proposal”) from a Person or group (a “Potential Acquirer”) that was not solicited, initiated, induced or knowingly encouraged in violation of this Section 5.02 and which the Company Board of Directors determines, in good faith and after consultation with the Company Financial Advisor or other financial advisor and its outside legal counsel, is or could reasonably be expected to result in a Superior Proposal (as defined below), and only after the Company Board of Directors determines, in good faith and after consultation with the Company Financial Advisor or other financial advisor and its outside legal counsel, that such action is necessary to comply with its fiduciary duties to the Company’s shareholders under applicable law, (A) furnish (subject to the execution of a confidentiality agreement not materially less favorable to the Company than the Confidentiality Agreement, dated April 4, 2006, between the Company Financial Advisor and Genstar Capital LLC (the “Confidentiality Agreement”)) confidential or non-public information to, and negotiate with, such Potential Acquirer and (B) subject to Section 5.02(e) hereof, resolve to accept, or recommend, and, upon termination of this Agreement in accordance with Section 7.01(e), enter into agreements relating to, an Acquisition Proposal as to which the Company Board of Directors has determined in good faith constitutes a Superior Proposal and (ii) the Company Board of Directors may take and disclose to the Company’s shareholders a position contemplated by Rule 14d-9 or Rule 14e-2 under the Exchange Act and otherwise make disclosures required by applicable law.  In addition, it is understood and agreed that, for purposes of this Agreement (including Article VII), a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed a withdrawal or modification of, or proposal by the Company Board of Directors to withdraw or modify, the Directors’ Recommendation (as defined in Section 5.07), or an approval or recommendation or neutral position with respect to such Acquisition Proposal. It is understood and agreed that negotiations and other activities conducted in accordance with this paragraph (c) and Sections 5.02(d) and (e) hereof shall not constitute a violation of paragraph (a) of this Section 5.02. The Company agrees to provide to Parent, to the extent the Company shall not have done so previously, any information that it is providing to any Potential Acquirer pursuant to this Section 5.02 at substantially the same time as it provides it to such other Potential Acquirer.  “Superior Proposal” means a proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the equity securities of the Company or 50% or more of the assets of the Company and its subsidiaries on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which the Company Board of Directors determines in good faith (after consultation with its financial advisor and outside legal counsel) to be more favorable to the Company’s shareholders from a financial point of view than the Merger and the other transactions contemplated hereby.

(d)           The Company shall promptly notify Parent after receipt of any Acquisition Proposal, indication of interest or request for non-public information relating to the Company or its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any Person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the material terms and conditions of such proposal, inquiry or contact. Thereafter, the Company shall keep Parent informed on a current basis of any material changes in the status of any such Acquisition Proposal, including whether any such Acquisition Proposal has been withdrawn or rejected.

(e)           Except as expressly permitted by Section 5.02(c) or this Section 5.02(e), neither the Company Board of Directors, nor any committee thereof, shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Directors’ Recommendation or the approval or declaration of advisability by such Board of this Agreement and the Merger or (B) approve or recommend, or propose publicly to approve or recommend, the adoption of any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) cause, authorize or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principal, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or any similar agreement, with respect to any Acquisition Proposal (other than a confidentiality agreement permitted by Section 5.02(c) above) (each, a “Company Acquisition Agreement”).  Notwithstanding the foregoing, (x) the Company Board of Directors may withdraw or modify the Directors’ Recommendation, or recommend an Acquisition Proposal, if the Company Board of Directors determines in good faith, based on those matters as it deems appropriate after consulting with the Company Financial Advisor or other financial advisor and its outside legal counsel, that taking such action is necessary to comply with its fiduciary duties under applicable law, and (y) if the Company Board of Directors receives an Acquisition Proposal that such Board determines in good faith constitutes a Superior Proposal, then the Company or its subsidiaries may terminate this Agreement pursuant to Section 7.01(e) and concurrently enter into a Company Acquisition Agreement with respect to such Superior Proposal; provided, that, with respect to any termination pursuant to clause (y), the Company shall have complied with its obligations under this Section 5.02 since the date of this Agreement and the Company pays Parent the Termination Fee pursuant to Section 7.02 hereof concurrent with (and as a condition of) such termination.

(f)            After the date hereof and until the Effective Time or earlier termination of this Agreement, Parent shall promptly notify the Company after receipt of any proposal or offer to acquire all or any substantial part of the business, properties or capital stock of Parent, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof and shall indicate in reasonable detail the identity of the offeror or Person and the material terms and conditions of such proposal or offer and the financing arrangements, if any, relating thereto.

SECTION 5.03  Access to Information; Confidentiality.  (a) Subject to applicable law relating to the exchange of information, the Company and its subsidiaries shall afford to Parent and Merger Subsidiary and their respective accountants, counsel, financial advisors, sources of financing and other representatives (the “Parent Representatives”) reasonable access during normal business hours with reasonable notice throughout the period from the date hereof until the Effective Time to all of their respective properties, books, Contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement, and (ii) such other information concerning its businesses, properties and personnel as Parent or Merger Subsidiary shall reasonably request, and will use reasonable efforts to obtain the reasonable cooperation of the Company’s officers, employees, counsel, accountants, consultants and financial advisors in connection with the review of such other information by Parent and the Parent Representatives.  During the period from the date hereof through the earlier of the Effective Time and the termination of this Agreement, the Company and its accountants, counsel and financial advisors may obtain non-public information concerning Parent and Merger Subsidiary.

(b)           All nonpublic information provided to, or obtained by, a party regarding another party in connection with the transactions contemplated hereby shall be “Proprietary Information.” Notwithstanding the foregoing, the term Proprietary Information shall not include information that (i) is or becomes within the public domain through no act of the receiving party in breach of this Section 5.03, (ii) was in the possession of the receiving party prior to its disclosure or transfer hereunder, (iii) is independently developed by the receiving party, or (iv) is received from another source without any restriction on use or disclosure through no act of the receiving party in breach of this Section 5.03.

(c)           Except as specifically provided herein, each party agrees that it shall not disclose any Proprietary Information to any third party nor use any Proprietary Information of another party for any purpose other than as may be necessary in connection with the transactions contemplated hereby, including seeking the Parent Required Statutory Approvals and the Company Required Statutory Approvals. The parties shall each protect all Proprietary Information with the same degree of care as it applies to protect its own proprietary information. As used herein, the term “third party” shall be broadly interpreted to include any corporation, company, partnership or individual.

(d)           Notwithstanding the foregoing, a party may disclose such Proprietary Information to their respective directors, officers, employees, consultants, agents and representatives who need to know such Proprietary Information in connection with the transactions contemplated hereby (it being understood that such directors, officers, consultants, agents and representatives shall be informed by the receiving party of the confidential nature of such Proprietary Information and will agree to be bound by the terms of this Section 5.03), provided, that, the receiving party agrees to be responsible for any breach of this Section 5.03 by such persons.

(e)           The parties agree that all communications with the Company and all requests for information related thereto will be submitted only to persons specifically designated in writing by the Company.

(f)            In the event a party is legally requested or required to disclose Proprietary Information of the other party, the receiving party shall promptly notify the disclosing party of such request or requirement so that the disclosing party may seek an appropriate protective order or waive the provisions of this Section 5.03. In the event that such protection or other remedy is not obtained or that the disclosing party waives compliance, the receiving party agrees to furnish only that portion of the Proprietary Information which it is advised by counsel is legally required. Notwithstanding anything to the contrary in this Agreement, a disclosing party shall not be required to provide any information to any other party which it reasonably believes it may not provide to another party by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the disclosing party or any subsidiary is required to keep confidential by reason of Contract, agreement or understanding with third parties.

SECTION 5.04  Notices of Certain Events. (a) The Company shall as promptly as reasonably practicable after executive officers of the Company acquire knowledge thereof, notify Parent of: (i) any notice or other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a Material Contract or the failure of which to obtain could materially delay consummation of the Merger; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened, relating to or involving or otherwise affecting the Company or any of its subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.08, 4.09 or 4.11 or which relate to the consummation of the transactions contemplated by this Agreement.

(b)           Subject to the provisions of Section 5.02, each of the Company, Parent and Merger Subsidiary agrees to give prompt notice to each other of, and to use its reasonable best efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would reasonably be expected to cause any of its representations or warranties in this Agreement to be untrue or inaccurate at the Effective Time unless such occurrence or failure to occur would not reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, and (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder unless such failure would not reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.04(b) shall not limit or otherwise affect the representations, warranties, covenants or agreements of the parties, the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

SECTION 5.05  Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Until the Effective Time, Merger Subsidiary will not carry on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary hereto.

SECTION 5.06  Employee Benefits. (a) For a period of no less than one year following the Effective Time, Parent shall cause Surviving Corporation to maintain the Company Plans and the benefits to be provided to employees of the Company and its subsidiaries as of the Effective Time (“Company Employees”). Notwithstanding the foregoing, Company Employees who are covered under a collective bargaining agreement shall be provided the benefits that are required by such collective bargaining agreement from time to time. No provision in this Agreement shall be construed as a guarantee of continued employment of any Company Employee and this Agreement shall not be construed so as to prohibit the Surviving Corporation or its subsidiaries from having the right to terminate the employment of any employee of the Surviving Corporation or its subsidiaries.

(b)           Notwithstanding anything contained herein to the contrary, participants in the International Aluminum Corporation Annual Bonus Plan shall continue to accrue bonuses under such plan in respect of the Company’s fiscal year ending June 30, 2007 in accordance with such plan as in effect on the date hereof, and Parent shall pay or cause such bonuses to be paid to such participants in accordance with such plan.

(c)           Nothing in this Section 5.06 shall be interpreted as preventing Parent or the Surviving Corporation from amending, modifying or terminating any Company Plan in accordance with its terms and applicable law following the expiration of the one-year period referenced in subsection (a) above or otherwise as required pursuant to subsection (d) below.

(d)           Parent and the Company, in consultation with each other, shall each take whatever commercially reasonable actions are required with respect to any Company Plans that are or may become subject to Section 409A of the Code including, without limitation, the adoption of amendments (including amendments with retroactive effect) that are necessary to preserve the intended tax treatment of the benefits provided under any Company Plans.

SECTION 5.07  Meeting of the Company’s Shareholders.  The Company shall as promptly as practicable after the date of this Agreement take all action necessary in accordance with the CGCL and its Restated Articles of Incorporation and Bylaws to establish a record date for, duly call, give notice of, and convene a meeting of the Company’s shareholders (the “Company Shareholders’ Meeting”) for the purpose of obtaining the Company Shareholders’ Approval and will use its reasonable best efforts (including postponing or adjourning the Company Shareholders’ Meeting to obtain a quorum or to solicit additional proxies) to obtain the Company Shareholders’ Approval; provided, however, that the Company shall be relieved of its obligations with respect to the Company Shareholders’ Meeting if the Company Board of Directors terminates this Agreement pursuant to Section 7.01(e) and pays Parent the Termination Fee pursuant to Section 7.02 concurrent with (and as a condition of) such termination.   Subject to Sections 5.02(c) and (e), the Company Board of Directors shall recommend that the Company’s shareholders vote to approve this Agreement, and the Proxy Statement shall contain the unqualified recommendation of the Company Board of Directors that its shareholders vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby (the “Directors’ Recommendation”).

SECTION 5.08  Proxy Statement. As promptly as practicable after execution of this Agreement, the Company shall prepare the Proxy Statement, which shall, subject to Section 5.07,

include the Directors’ Recommendation, and file the Proxy Statement with the SEC under the Exchange Act and thereafter use all reasonable efforts to have the Proxy Statement cleared by the SEC. Parent, Merger Subsidiary and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Subsidiary agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the shareholders of the Company. Prior to the date of approval of the Merger by the Company’s shareholders, each of the Company, Parent and Merger Subsidiary shall correct promptly any information provided by it to be used specifically in the Proxy Statement that shall have become false or misleading in any material respect and the Company shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the shareholders of the Company, in each case to the extent required by applicable law.

SECTION 5.09  Public Announcements.  Neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement, the Merger or the other transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by law, applicable fiduciary duties or by any applicable listing agreement with the New York Stock Exchange (in which case such party shall not issue or cause the publication of such press release or other public statement without prior consultation with the other party).

SECTION 5.10  Expenses and Fees.  Each of the parties shall bear and pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

SECTION 5.11  Agreement to Cooperate. (a) Subject to the terms and conditions of this Agreement, including Section 5.02 and this Section 5.11, each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations (including the HSR Act) to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Parent and the Company and their respective subsidiaries and to effect all necessary registrations, filings and submissions.  In addition, subject to the terms and conditions herein provided and subject to the fiduciary duties of the respective Boards of Directors of the Company and Parent, none of the parties hereto shall knowingly take or cause to be taken any action which would reasonably be expected to materially delay or prevent consummation of the Merger. Each of Parent and the Company undertakes and agrees to file as soon as practicable a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”).

(b)           Each of Parent and the Company shall (i) respond as promptly as practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed. The Company and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar law is or becomes applicable to any of the transactions contemplated hereby and (y) if any state takeover statute or similar law becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such law on the transactions contemplated hereby.

(c)           Parent and the Company shall, from the date hereof until the Outside Date, use their respective reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing. Notwithstanding the foregoing, Parent shall have the sole and exclusive right to determine, at its option, whether to contest through litigation on the merits, negotiation or other action any position or claim, including any demands for sale, divestiture or disposition of assets or business of Parent or, effective as of the Effective Time, the Surviving Corporation or their respective subsidiaries, asserted by the FTC, the Antitrust Division or other governmental authority in connection with antitrust matters which would operate to hinder or delay the Effective Time. Parent shall have the sole and exclusive right to direct and control any such litigation, negotiation or other action, with counsel of its own choosing, and the Company agrees to reasonably cooperate with Parent with respect thereto.  Notwithstanding any of the foregoing, nothing in this Section 5.11 shall require Parent or any of its subsidiaries to (i) propose, negotiate for, commit to or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any material assets or businesses of Parent and its subsidiaries, taken as a whole, or any assets or businesses of the Company and its subsidiaries the sale, divestiture or disposition of which would reasonably be expected to result in a Company Material Adverse Effect, or (ii) otherwise take or commit to take any actions that limit the freedom of action of Parent and its subsidiaries with respect to, or their ability to retain, their material assets or one or more of their businesses, or the material assets or businesses of the Company and its subsidiaries, taken as a whole, or the Surviving Corporation.

(d)           The Company shall agree if, but solely if, requested by Parent to divest, hold separate or otherwise take or commit to take any action that limits Parent’s freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its subsidiaries, provided that any such action may be conditioned upon the consummation of the Merger and the transactions contemplated hereby.

(e)           In addition, each party shall, subject to applicable law and the limitations set forth in Section 5.03 and except as prohibited by any applicable representative of any applicable governmental entity, (i) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other governmental entity and permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger.

SECTION 5.12  Directors’ and Officers’ Indemnification.  (a) After the Effective Time, Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless, each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer, employee or agent of the Company or any of its subsidiaries (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party” and collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, “Costs and Expenses”), arising out of, relating to or in connection with (i) any action or omission occurring or alleged to occur prior to the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its affiliates) and (ii) this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement or the events and developments between Parent and the Company leading up to this Agreement. In the event of any actual or threatened claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) subject to this Section 5.12, (i) Parent and the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent and the Surviving Corporation, promptly after statements therefor are received and shall pay all other reasonable expenses in advance of the final disposition of such action, (ii) Parent and the Surviving Corporation will cooperate and use all reasonable efforts to assist in the defense of any such matter, and (iii) to the extent any determination is required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the CGCL and Parent’s or the Surviving Corporation’s respective certificate or articles of incorporation or bylaws, such determination shall be made by independent legal counsel acceptable to Parent or the Surviving Corporation, as the case may be, and the Indemnified Party; provided, however, that neither Parent nor the

Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and, provided, further, that if Parent or the Surviving Corporation advances or pays any amount to any person under this paragraph (b) and if it shall thereafter be finally determined by a court of competent jurisdiction that such person was not entitled to be indemnified hereunder for all or any portion of such amount, to the extent required by law, such person shall repay such amount or such portion thereof, as the case may be, to Parent or the Surviving Corporation, as the case may be. The Indemnified Parties as a group may not retain more than one law firm to represent them with respect to each matter, except to the extent that under applicable standards of professional conduct such counsel would have a conflict representing such Indemnified Party or Indemnified Parties.

(b)           In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume the obligations of the Surviving Corporation or Parent, as the case may be, set forth in this Section 5.12.

(c)           For a period of six years commencing immediately after the Effective Time, Parent shall cause to be maintained, or shall cause the Surviving Corporation to maintain, in effect the current policies of directors’ and officers’ liability insurance maintained by the Company and its subsidiaries (provided that Parent may substitute therefor policies, including a tail policy, of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties, and which coverages and amounts shall be no less than the coverages and amounts provided at that time for Parent’s directors and officers) with respect to matters arising on or before the Effective Time; provided, however, that, if the aggregate annual premiums for such insurance shall exceed 200% of the current aggregate annual premium, then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of not more than 200% of the current aggregate annual premium.

(d)           To the maximum extent permitted by applicable law, the Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.12.  The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the charter or bylaws of the Company, any indemnification agreement, under the CGCL or otherwise. The provisions of this Section 5.12 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

SECTION 5.13  Company Securities. Between the date hereof and the Effective Time, neither Parent nor any of its subsidiaries shall acquire, or agree to acquire, whether in the open market or otherwise, any rights in any Company Common Stock other than pursuant to the Merger.

SECTION 5.14  Cooperation with Financing.  In order to assist Parent in obtaining the Financing (or any replacement financing), at Parent’s request the Company shall (a) cooperate in Parent’s preparation of any prospectus or offering memorandum or similar document, (b) make senior management of the Company reasonably available for customary “roadshow” presentations, lender meetings and rating agencies presentations, (c) cooperate with prospective lenders, underwriters, placement agents or initial purchasers in performing their due diligence with respect to the Company and its subsidiaries and (d) cooperate in procuring reasonably requested certificates or documents, including a customary certificate of the chief financial officer of the Company with respect to solvency matters, legal opinions and real estate title documentation, required under any definitive financing agreements.  At the Company’s request, Parent shall pay or reimburse the Company for reasonable direct, out-of-pocket fees and expenses incurred by the Company in the performance of its obligations under this Section 5.14.

SECTION 5.15  Rule 16b-3.  Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

ARTICLE VI

CONDITIONS TO THE MERGER

SECTION 6.01  Conditions to the Obligations of Each Party. The obligations of the parties to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)           this Agreement and the Merger shall have been adopted by the requisite vote of the shareholders of the Company in accordance with the CGCL;

(b)           none of the parties hereto shall be subject to any law, order, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority of competent jurisdiction that prohibits the consummation of the Merger or makes the consummation of the Merger illegal;

(c)           the waiting period applicable to consummation of the Merger under the HSR Act shall have expired or been terminated; and

(d)           there shall not be pending any action, suit or other proceeding (i) seeking to restrain or prohibit the consummation of the Merger or seeking to obtain from Parent or Merger Subsidiary in connection with the Merger any damages that are material in relation to Parent and its subsidiaries, taken as a whole, or seeking to obtain from the Company any damages that are material in relation to the Company and its subsidiaries, taken as a whole, (ii) seeking the sale, divestiture or disposition of any material assets or businesses of the Company and its subsidiaries, taken as a whole, or (iii) otherwise seeking to limit the freedom of action of Parent and its subsidiaries with respect to the material assets or businesses of the Company and its subsidiaries, taken as a whole, or of the Surviving Corporation.

SECTION 6.02  Conditions to Obligation of the Company to Effect the Merger. Unless waived by the Company, the obligation of the Company to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a)           each of Parent and Merger Subsidiary shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Effective Time and the representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform or to be true and correct that would not reasonably be expected to impair in any material respect the ability of Parent or Merger Subsidiary to perform its obligations under this Agreement or prevent or materially delay consummation of the transactions contemplated hereby, and the Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to that effect; and

(b)           all Parent Required Statutory Approvals and Company Required Statutory Approvals required to be obtained in order to permit consummation of the Merger under applicable law shall have been obtained, except for any such Parent Required Statutory Approvals or Company Required Statutory Approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to materially adversely affect the Surviving Corporation after the Effective Time.

SECTION 6.03  Conditions to Obligations of Parent and Subsidiary to Effect the Merger. Unless waived by Parent and Merger Subsidiary, the obligations of Parent and Merger Subsidiary to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a)           (i) the representations and warranties of the Company set forth in Sections 4.02 (Capitalization), 4.04(a) — (c) (Authority; Non-Contravention) and 4.23 (Opinion of Financial Advisor) shall be true and correct in all respects as of the date hereof and as of the Effective Time as if made on and as of the Effective Time (or, if given as of a specific date, at and as of such date) and (ii) the other representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct in all respects as of the date hereof and as of the Effective Time as if made on and as of the Effective Time (or, if given as of a specific date, at and as of such date), except in the case of this clause (ii) (x) for changes expressly permitted by this Agreement or (y) where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to that effect;

(b)           the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Effective Time, and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to that effect;

(c)           all Parent Required Statutory Approvals and Company Required Statutory Approvals required to be obtained in order to permit consummation of the Merger under applicable law shall have been obtained, except for any such Parent Required Statutory Approvals or Company Required Statutory Approvals the failure of which to obtain would not reasonably be expected to materially adversely affect the Parent or the Surviving Corporation after the Effective Time;

(d)           the Company, Parent or Merger Subsidiary shall have received the proceeds of the Financing described in the commitment letters referred to in Section 3.05;

(e)           the Company shall have delivered to Parent a statement described in Section 1.1445-2(c)(3)(i) of the United States Treasury Regulations certifying the interests in the Company are not U.S. real property interests (the “FIRPTA Affidavit”); and

(f)            (i) the Company shall have terminated the existing revolving line of credit with City National Bank and delivered to Parent a payoff letter and drafts of all necessary UCC termination statements or other releases or satisfactions in connection with such termination and (ii) the Company or its subsidiaries, as applicable, shall have delivered to Parent any other forms of payoff letters and drafts of all necessary UCC termination statements or other releases or satisfactions in connection with the repayment of the Company’s indebtedness for borrowed money as may be requested by Parent.

ARTICLE VII

TERMINATION

SECTION 7.01  Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a)           by mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors;

(b)           by either the Company or Parent, if the Merger has not been consummated by May 31, 2007 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to (i) Parent, if the failure of Parent or Merger Subsidiary to fulfill any of its material obligations under this Agreement caused the failure of the Closing to occur on or before such date, or (ii) the Company, if the failure of the Company to fulfill any of its material obligations under this Agreement caused the failure of the Closing to occur on or before such date;

(c)           by either the Company or Parent, if (x) there has been a breach by the other of any representation or warranty contained in this Agreement which would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, and which breach is not curable or, if curable, the breaching party shall not be using on a continuous basis its reasonable best efforts to cure in all material respects such breach after written notice of such breach by the terminating party or such breach has not been cured within twenty business days after written notice of such breach by the terminating party, or (y) there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, as the case may be, and which breach is not curable or, if curable, the breaching party shall not be using on a continuous basis its reasonable best efforts to cure such breach after written notice of such breach by the terminating party or such breach has not been cured within twenty business days after written notice of such breach by the terminating party;

(d)           by either the Company or Parent after ten days following the entry of any final and non-appealable judgment, injunction, order or decree by a court or governmental agency or authority of competent jurisdiction restraining or prohibiting the consummation of the Merger;

(e)           by the Company if, prior to receipt of the Company Shareholders’ Approval, the Company receives a Superior Proposal, resolves to accept such Superior Proposal, complies with its Termination Fee payment obligations under Section 7.02 hereof and gives Parent at least four days’ prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment required by Section 7.02 shall have been received by Parent;

(f)            by Parent, if the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn, modified or amended in a manner adverse to Parent in any material respect the Directors’ Recommendation, or shall have resolved to do any of the foregoing, or shall have recommended another Acquisition Proposal or if the Board of Directors of the Company shall have resolved to accept a Superior Proposal or shall have recommended to the shareholders of the Company that they tender their shares in a tender or an exchange offer commenced by a third party (excluding any affiliate of Parent or any group of which any affiliate of Parent is a member) or any other circumstance in which a Company Adverse Recommendation Change shall have occurred; or

(g)           by Parent, if the Company shall have received an Acquisition Proposal from any Person and the Company Board of Directors took a neutral position or made no recommendation with respect to such Acquisition Proposal and did not publicly reaffirm the Directors’ Recommendation in favor of the Merger and the transactions contemplated hereby after a reasonable amount of time (and in no event more than ten business days following such receipt) has elapsed for the Company Board of Directors to review and make a recommendation with respect to such Acquisition Proposal; or

(h)           by Parent or the Company if the shareholders of the Company fail to approve the Merger at a duly held meeting of shareholders called for such purpose (including any adjournment or postponement thereof).

SECTION 7.02  Termination Fees.  (a) The Company shall pay to Parent a termination fee in an amount in cash equal to $6,850,000 (the “Termination Fee”) in the event that (i) the Company terminates this Agreement pursuant to Section 7.01(e); (ii) Parent terminates this

Agreement pursuant to Sections 7.01(f) or (g);  (iii) Parent terminates this Agreement pursuant to Section 7.01(c), provided that such termination is as a result of the Company’s breach of Section 5.02, 5.07 or 5.08; (iv) Parent or the Company terminates this Agreement pursuant to Section 7.01(h); provided, in the case of this clause (iv), that (A) after the date hereof and prior to the Company’s Shareholder Meeting, an Acquisition Proposal has been publicly announced and not withdrawn or abandoned at the time of termination, and (B) within one year after such termination, the Company enters into a definitive agreement with respect to or consummates such Acquisition Proposal or (v) the Company fails to deliver the FIRPTA Affidavit pursuant to Section 6.03(e).  Payment of the Termination Fee under this Section 7.02(a) shall be paid by wire transfer of same-day funds to an account designated by Parent, in the event of payment pursuant to clause (i) above on the date of termination of this Agreement, in the event of payment pursuant to clauses (ii) or (iii) above within three business days following the date of termination of this Agreement, in the event of payment pursuant to clause (iv) above, on the date of the execution and delivery by the Company of the definitive agreement regarding such Acquisition Proposal, and in the event of payment pursuant to clause (v) above on the date on which the Company notifies Parent of its inability to deliver the FIRPTA Affidavit.  Parent acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement or any document or instrument delivered in connection herewith, the rights set forth in clause (iii) of this Section 7.02 shall be the sole and exclusive remedy of Parent, Merger Subsidiary and their respective affiliates against the Company or its Subsidiaries or any of their respective affiliates with respect to the Company’s breach of Section 5.02, 5.07 or 5.08 of this Agreement (excluding any willful breach of such provisions).

(b)           Parent shall pay to the Company the Termination Fee in the event that (i) this Agreement is terminated by the Company pursuant to Section 7.01(b), (ii) all conditions to Closing set forth in Article VI, other than the conditions set forth in Section 6.03(d), have been satisfied, (iii) all other conditions to the Financing have been satisfied (except those conditions solely in the control of Parent), and (iv) the failure to satisfy the conditions set forth in Section 6.03(d) is not caused by any breach of this Agreement by the Company.  Payment of the Termination Fee under this Section 7.02(b) shall be paid promptly by wire transfer of same-day funds to an account designated by the Company.  The Company acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement or any document or instrument delivered in connection herewith, the rights set forth in this Section 7.02 shall be the sole and exclusive remedy of the Company and all of its subsidiaries and their respective affiliates against Parent, Merger Subsidiary or any of their respective affiliates with respect to the matters set forth in this Section 7.02 and with respect to the failure of Parent or Merger Subsidiary to satisfy an obligation due to a failure to obtain the Financing.

SECTION 7.03  Effect of Termination. In the event of termination of this Agreement by either Parent or the Company pursuant to the provisions of Section 7.01, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Company, Parent, Merger Subsidiary or their respective officers or directors (except as set forth in the first sentence of Section 4.22, Section 5.03(b) — (d) and (f), Section 5.10, Section 7.02 and this Section 7.03, and Article VIII, all of which shall survive the termination).  Nothing in this Section 7.03 shall relieve any party from liability for fraud or any willful breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01  Non-Survival of Representations and Warranties.  Except as otherwise provided in this Agreement, no representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and after the Effective Time neither the Company, Parent, Merger Subsidiary nor their respective officers or directors shall have any further obligation with respect thereto; provided, however, that this Section 8.01 shall not limit any covenant or agreement of the parties hereto which by its express terms contemplates performance, in whole or in part, after the Effective Time.

SECTION 8.02  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), sent via facsimile or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:

International Aluminum Corporation

767 Monterey Pass Road

Monterey Park, California 91754

Attention: Ronald L. Rudy

Facsimile: (323) 266-3838

with a copy to:

Troy & Gould Professional Corporation

1801 Century Park East, 16th Floor

Los Angeles, California 90067

Attention:       Dale E. Short, Esq.

Facsimile:        (310) 201-4746

If to Parent or Merger Subsidiary:

IAC Holding Co.

c/o Genstar Capital Partners IV, L.P.

Four Embarcadero Center, Suite 1900

San Francisco, CA 94111

Attention: Darren J. Gold

Facsimile: (415) 834-2383

with a copy to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, California 94065

Attention: Craig W. Adas, Esq.

Facsimile: (650) 802-3100

SECTION 8.03  Interpretation.  (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) ”knowledge” shall mean actual knowledge as of the date hereof of the executive officers of the Company or Parent, as the case may be, after reasonable inquiry of any person directly reporting to any such executive officer, (iii) “including” shall mean “including, without limitation,” and “includes” shall mean “includes, without limitation,” and (iv) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. For purposes of determining whether any fact or circumstance involves a material adverse effect on the ongoing operations of a party, any special transaction charges incurred by such party as a result of the consummation of transactions contemplated by this Agreement shall not be considered.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

SECTION 8.04  Assignment; Governing Law; Forum. This Agreement (including the documents and instruments referred to herein) shall not be assigned by operation of law or otherwise except that Merger Subsidiary may assign its obligations under this Agreement to any other wholly-owned subsidiary of Parent subject to the terms of this Agreement, in which case such assignee shall become the “Merger Subsidiary” for all purposes of this Agreement. THIS AGREEMENT, AND ANY DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PARTIES’ RELATIONSHIP TO EACH OTHER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF. The parties hereby (a) submit to the jurisdiction of any federal or state court sitting in the State of California, (b) agree not to object to venue in such courts or to claim that such forum is inconvenient and (c) agree that notice or the service of process in any proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 8.02 of this Agreement.

SECTION 8.05  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

SECTION 8.06  Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that any waiver or amendment shall be effective against a party only if the board of directors of such party approves such waiver or amendment.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 8.07  Entire Agreement.  This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except for the provisions of Section 5.12, which are intended for the benefit of the Company’s officers, directors, employees and agents, the provisions of Articles I and II, which are intended for the benefit of the Company’s shareholders, including holders of the Options, the provisions of Section 5.06, which are intended for the benefit of the parties to the agreements or participants in the plans referred to therein, and Section 8.10, which is intended for the benefit of the persons named therein.

SECTION 8.08  Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

SECTION 8.09  Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

SECTION 8.10  Principal Shareholder.  The parties acknowledge that neither Cornelius C. Vanderstar, individually, nor Mr. Vanderstar and Marguerite D. Vanderstar, as Trustees (the “Trustees”) of the Vanderstar Family Trust, are parties to this Agreement or any exhibit or agreement provided for herein other than the Support Agreement. Accordingly, the parties hereby agree that no party, nor any party claiming through it (to the extent permitted by applicable law), shall commence any proceedings or otherwise seek to impose any liability whatsoever against Mr. Vanderstar or the Trustees by reason of (i) any alleged breach or default by any party under this Agreement or any exhibit or agreement provided for herein other than the Support Agreement or (ii) any claim arising from or relating to any such agreement other than the Support Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INTERNATIONAL ALUMINUM CORPORATION

/s/ Ronald L. Rudy
Name: Ronald L. Rudy
Title: President and Chief Executive Officer

IAC HOLDING CO.

/s/ Darren J. Gold
Name: Darren J. Gold
Title: President

IAL ACQUISITION CO.

/s/ Darren J. Gold
Name: Darren J. Gold
Title: President

Signature Page to Agreement and Plan of Merger

Exhibit A

Form of Support Agreement

A-1